EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

    Parent Company             Subsidiary Company        State of Incorporation
-----------------------  -----------------------------  ------------------------

Oneida Financial Corp    The Oneida Savings Bank                 New York

The Oneida Savings Bank  Oneida Preferred Funding                New York
                                     Corp.

The Oneida Savings Bank  Bailey & Haskell Associates,            New York
                                      Inc.

The Oneida Savings Bank  The State Bank of Chittenango           New York

The Oneida Savings Bank  Workplace Health Solutions              New York
                                      Inc.

The Oneida Savings Bank  Benefit Consulting Group Inc.           New York